UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 3, 2013

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	001-04471	16-0468020
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Glover Avenue

P. O. Box 4505

Norwalk, Connecticut 06856-4505

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The Securities and Exchange Commission (“SEC”) has been conducting an investigation of certain accounting practices at Affiliated Computer Services, Inc. (“ACS”), which was acquired by Xerox in February 2010 and is now part of Xerox’s Services business. The investigation is focused on whether revenue associated with certain ACS equipment resale transactions with several customers should have been presented on a net rather than gross basis, primarily in periods prior to the acquisition. The transactions were not material to Xerox’s post-acquisition consolidated financial statements. Neither ACS’s nor Xerox’s net income or cash flow associated with these transactions would have been affected by the change in accounting from gross to net revenue recognition. Xerox has cooperated, and will continue to cooperate, fully with the SEC. The SEC staff has advised that will not recommend charges against Xerox.

Xerox has been informed by Lynn R. Blodgett, Executive Vice President of Xerox and President, Xerox Services, that he has received a “Wells notice” from the SEC staff in connection with the matters underlying the investigation. Xerox understands that two other individuals, one a current employee and one a former employee, also have received Wells notices in connection with these matters. A Wells notice is not a formal allegation or a finding of wrongdoing; it is an indication that the staff is considering recommending that the SEC bring civil enforcement actions against these three individuals. Under the SEC’s procedures, a recipient of a Wells notice has an opportunity to respond in the form of a submission that seeks to persuade the SEC that such an action should not be brought. All three individuals have advised Xerox that they intend to make such submissions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this Report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

By:	/s/ Don H. Liu
Don H. Liu
Senior Vice President and Secretary

Date: October 8, 2013